Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Darden Restaurants, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Darden Restaurants, Inc. of our reports dated July 23, 2010, with respect to the consolidated balance sheets of Darden Restaurants, Inc. and subsidiaries as of May 30, 2010 and May 31, 2009, and the related consolidated statements of earnings, changes in stockholders’ equity and accumulated other comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended May 30, 2010, and the effectiveness of internal control over financial reporting as of May 30, 2010, which reports are included in the Annual Report on Form 10-K for the year ended May 30, 2010 of Darden Restaurants, Inc., and also to the reference to us under the heading “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ KPMG LLP

Orlando, Florida

October 6, 2010

Certified Public Accountants